Exhibit 99.1

Stereotaxis Reports Second Quarter 2017 Financial Results

•	Stable recurring revenue and 2% year-over-year growth in global procedures

•	Reduced operating expenses and operating loss

•	Launch of e-Contact™ module in EU and progress in development of strategic innovation plans

•	Reaffirming 2017 expectations

•	Conference call today at 10:00 a.m. Eastern Time

ST. LOUIS, MO, August 10, 2017 — Stereotaxis, Inc. (OTCQX:STXS), a global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the second quarter ended June 30, 2017.

David Fischel, Chairman and Acting CEO, commented, “I am pleased with our progress in the quarter from a financial, operational and strategic perspective. Our focus remains on supporting electrophysiologists build successful robotic ablation practices and identifying and initiating the strategic innovation paths that improve patient care, physician choice and our technology availability. The combination of these should enable a future where robotic ablation is standard of care across a broad spectrum of cardiac arrhythmias.”

“During the quarter, we launched the e-Contact™ module in Europe, an important capability on the path to robust automation software. Increased customer engagement led to annual growth in global procedure volumes. Improved expense management led to a meaningful reduction in operating loss. We are working on establishing additional capabilities, relationships and innovation programs that will be announced when appropriate.”

Second Quarter and First Half 2017 Financial Results

Revenue for the second quarter of 2017 totaled $8.5 million, up from $7.9 million in the prior year second quarter and up sequentially from $7.0 million in the 2017 first quarter. Recurring revenue was $6.6 million in the second quarter, down from $6.9 million in the prior year quarter and $6.8 million in the first quarter. Recurring revenue for the first half of 2017 of $13.4 million was essentially flat with the first half of 2016. Recurring revenue fluctuates with the timing of disposable shipments and field service projects, but benefited from 2% year-over-year growth in global procedures. System revenue in the second quarter was $1.8 million, up from $0.9 million in the prior year quarter and $0.2 million in the first quarter. System revenue reflected the sale of a Niobe® system to an international distributor in the second quarter as well as the sale of Odyssey® systems. System revenue of $2.0 million for the first half of 2017 was down from $3.0 million in the first half of 2016, primarily reflecting the expiration of an Odyssey distribution agreement and the timing of Niobe system installations in 2016. Ending capital backlog for the 2017 second quarter was $3.2 million.

Gross margin in the quarter was $6.3 million, or 74% of revenue, versus $6.8 million, or 86% of revenue, in the second quarter of 2016 and $5.7 million, or 82% of revenue, in the first quarter of 2017. The reduction in gross margin percentage does not reflect any fundamental changes in product pricing or costs but is primarily the result of higher system sales in the second quarter of 2017 as well as the launch and installation of e-Contact technology at European hospitals. Gross margin of 78% for the first half of 2017 was essentially equivalent to the gross margin recorded for the full year 2016.

Operating expenses in the second quarter were $6.7 million, down from $8.4 million in the prior year quarter and $7.6 million in the first quarter. The reduction in operating expenses reflects lower executive compensation and more efficient management of expenses across the organization, but does not represent any material changes in the organization’s personnel, infrastructure or capabilities. Operating loss in the second quarter was $(0.4) million, a significant reduction compared to $(1.6) million in the prior year second quarter and $(1.9) million in the first quarter. Net loss for the second quarter was $(0.2) million, compared to a net loss of $(2.3) million in the second quarter of 2016. Excluding mark-to-market warrant revaluation, the Company would have reported a net loss of $(0.5) million for the quarter. Cash utilization for the second quarter was $(0.7) million. Cash utilization in the quarter does not reflect the receipt of cash from the sale of the Niobe system, with which the Company would have had recorded positive free cash flow.

Cash Balance and Liquidity

At June 30, 2017, Stereotaxis had cash and cash equivalents of $5.0 million, no debt, and $3.9 million in unused borrowing capacity on its revolving credit facility, for total liquidity of $8.9 million.

Full Year 2017 Expectations

The Company is reaffirming each of the expectations for 2017 that were initially provided in May:

•	Full year 2017 expected revenue to exceed $30 million

•	Approximately cash flow neutral for the last three quarters of 2017

•	Development and initiation of long term product innovation plan

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Over 100 issued patents support the Stereotaxis platform. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Stereotaxis Contacts:

David Fischel

Chairman and Acting Chief Executive Officer

Martin C. Stammer

Chief Financial Officer

investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Systems	$1,828,439	$935,978	$2,047,334	$3,010,997
Disposables, service and accessories	6,638,587	6,938,645	13,397,364	13,511,632

Total revenue	8,467,026	7,874,623	15,444,698	16,522,629

Cost of revenue:
Systems	920,517	395,898	1,140,961	1,478,996
Disposables, service and accessories	1,281,729	699,173	2,317,911	1,796,888

Total cost of revenue	2,202,246	1,095,071	3,458,872	3,275,884

Gross margin	6,264,780	6,779,552	11,985,826	13,246,745

Operating expenses:
Research and development	1,281,264	1,421,380	2,439,697	2,894,465
Sales and marketing	3,472,619	4,211,706	7,098,219	8,105,819
General and administrative	1,945,676	2,786,046	4,785,546	5,372,838

Total operating expenses	6,699,559	8,419,132	14,323,462	16,373,122

Operating loss	(434,779)	(1,639,580)	(2,337,636)	(3,126,377)

Other income	300,255	135,370	3,429,563	166,664
Interest income	1	140	9	362
Interest expense	(42,776)	(829,046)	(92,267)	(1,648,066)

Net income (loss)	$(177,299)	$(2,333,116)	$999,669	$(4,607,417)
Cumulative dividend on convertible preferred stock	(369,661)	—	(732,849)	—
Net income attributable to convertible preferred stock	—	—	(167,539)	—

Earnings (net loss) attributable to common stockholders	$(546,960)	$(2,333,116)	$99,281	$(4,607,417)

Earnings (net loss) per common share:
Basic	$(0.02)	$(0.11)	$0.00	$(0.21)
Diluted	$(0.02)	$(0.11)	$0.00	$(0.21)

Weighted average shares used in computing earnings (net loss) per common share:
Basic	22,581,330	21,793,583	22,450,392	21,702,597
Diluted	22,581,330	21,793,583	22,458,479	21,702,597

STEREOTAXIS, INC.

BALANCE SHEETS

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,035,463	$8,501,392
Accounts receivable, net of allowance of $603,588 and $379,817 in 2017 and 2016, respectively	4,876,716	4,665,959
Inventories	4,984,115	5,381,103
Prepaid expenses and other current assets	617,412	855,295

Total current assets	15,513,706	19,403,749
Property and equipment, net	792,367	1,086,244
Intangible assets, net	336,908	436,569
Other assets	41,047	39,241

Total assets	$16,684,028	$20,965,803

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,737,247	$2,623,010
Accrued liabilities	3,887,511	4,491,164
Deferred revenue	8,101,667	8,751,336
Warrants	16,357,444	19,787,007

Total current liabilities	30,083,869	35,652,517

Long-term deferred revenue	377,076	522,329
Other liabilities	321,316	320,409

Total liabilities	30,782,261	36,495,255

Convertible preferred stock:
Convertible preferred stock, par value $0.001; 10,000,000 shares authorized, 23,900 shares outstanding at 2017 and 2016	5,960,475	5,960,475
Stockholders’ deficit:
Common stock, par value $0.001; 300,000,000 shares authorized, 22,612,043 and 22,063,582 shares issued at 2017 and 2016, respectively	22,612	22,064
Additional paid-in capital	450,370,408	449,939,406
Treasury stock, 4,015 shares at 2017 and 2016	(205,999)	(205,999)
Accumulated deficit	(470,245,729)	(471,245,398)

Total stockholders’ deficit	(20,058,708)	(21,489,927)

Total liabilities and stockholders’ deficit	$16,684,028	$20,965,803